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                                                                                  Exhibit 12(d)

                        Entergy Mississippi, Inc.
          Computation of Ratios of Earnings to Fixed Charges and
     Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                             1996       1997      1998      1999      2000
Fixed charges, as defined:
  Total Interest                                             $48,007   $45,274   $40,927   $38,840   $44,877
  Interest applicable to rentals                               2,165     1,947     1,864     2,261     1,596
                                                            ------------------------------------------------

Total fixed charges, as defined                               50,172    47,221    42,791    41,101    46,473

Preferred dividends, as defined (a)                            7,610     5,123     4,878     4,878     5,347
                                                            ------------------------------------------------

Combined fixed charges and preferred dividends, as defined   $57,782   $52,344   $47,669   $45,979   $51,820
                                                             ===============================================

Earnings as defined:

  Net Income                                                 $79,210   $66,661   $62,638   $41,588   $38,973
  Add:
    Provision for income taxes:
    Total income taxes                                        41,107    26,744    28,031    17,537    22,868
    Fixed charges as above                                    50,172    47,221    42,791    41,101    46,473
                                                            ------------------------------------------------
Total earnings, as defined                                  $170,489  $140,626  $133,460  $100,226  $108,314
                                                            ================================================

Ratio of earnings to fixed charges, as defined                  3.40      2.98      3.12      2.44      2.33
                                                            ================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                2.95      2.69      2.80      2.18      2.09
                                                            ================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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